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                                                                 EXHIBIT 99.1


          WORLD COLOR SELLS  $300 MILLION OF SENIOR SUBORDINATED NOTES
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GREENWICH, CT  (February 17, 1999) - World Color Press, Inc. (NYSE:WRC)
announced today that it has made an offering pursuant to Rule 144A under the Securities Act of 1933 of $300 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2009.

The Company intends to use the net proceeds from the sale of the Senior Subordinated Notes to repay term loans and revolving borrowings under its outstanding credit facility. $35 million of the proceeds will permanently reduce the commitments under the credit facilities. The balance of the proceeds may be reborrowed to fund acquisitions and for other general corporate purposes.

World Color, headquartered in Greenwich, Connecticut, is a leader in the management and distribution of print and digital information. The Company specializes in the production and distribution of data for customers in the commercial, magazine, catalog, book, direct mail and directory markets. Founded in 1903, World Color employs approximately 16,000 employees and operates 52 facilities with a network of sales offices nationwide.

The offering of the Senior Subordinated Notes has not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.


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